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                                                                     Exhibit 3.1


                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                 SDS HOLDING CO.
                    (RENAMED SYBRON DENTAL SPECIALTIES, INC.)


     SDS Holding Co., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify as follows:

     1. The corporation was originally incorporated under the name SDS Holding Co. The original Certificate of Incorporation of the corporation was filed with the office of the Secretary of State of the State of Delaware on July 17, 2000. As amended by this Restated Certificate of Incorporation, the name of the corporation will be Sybron Dental Specialties, Inc.

     2. This Restated Certificate of Incorporation was duly adopted by the Board of Directors of the corporation and by the sole stockholder of the corporation in accordance with Sections 228, 242 and 245 of the DGCL.

     3. This Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of the corporation, as heretofore amended or supplemented.

     4. The text of the Certificate of Incorporation is amended and restated in its entirety as follows:


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                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                         SYBRON DENTAL SPECIALTIES, INC.
                       (FORMERLY KNOWN AS SDS HOLDING CO.)

     FIRST: Name. The name of the corporation is Sybron Dental Specialties, Inc.

     SECOND: Registered Office and Agent. The address of the corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

     THIRD: Purpose. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

                  FOURTH: A. Authorized Capital Stock. The total number of shares of all classes of stock which the corporation shall have authority to issue is two hundred seventy million (270,000,000) shares, consisting of two hundred fifty million (250,000,000) shares of common stock, par value $.01 per share (the "Common Stock"), and twenty million (20,000,000) shares of preferred stock, par value $.01 per share (the "Preferred Stock"). The holders of shares of Common Stock shall not have cumulative voting rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

     B. Preferred Stock. The board of directors of the corporation (the "Board of Directors") is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and with respect to each such class or series, to fix the number of shares constituting such class or series and the designation of such class or series, the voting powers (if any) of the shares of such class or series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such class or series, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series:

          (i) may have such voting powers, full or limited, or may be without voting powers;

          (ii) may be subject to redemption at such time or times and at such price or prices;

          (iii) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions, and at such times, and payable in


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preference to, or in such relation to, the dividends payable on any other class or classes or any other series;

          (iv) may be entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the corporation; or

          (v) may be convertible into, or exchangeable for, shares of any other class or classes of stock or of any other series of the same or any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the corporation at such price or prices or at such rates of exchange, and with such adjustments;

all as may be stated in such resolution or resolutions.

     C. Voting Rights. Except as may otherwise be provided in this Restated Certificate of Incorporation (including any certificate filed with the Secretary of State of the State of Delaware establishing the terms of a class or series of Preferred Stock in accordance with Section B of this Article FOURTH) or by applicable law, each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, and no holder of any class or series of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof.

     D. Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding class or series of Preferred Stock, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors in its discretion shall determine.

     E. Dissolution. Upon the dissolution, liquidation or winding up of the corporation, subject to the rights, if any, of the holders of any outstanding class or series of Preferred Stock, the holders of the Common Stock shall be entitled to receive the assets of the corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

     FIFTH: Period of Existence. The corporation shall have perpetual existence.

     SIXTH: Board of Directors; Bylaws. All the powers of the corporation, insofar as the same may be lawfully vested by this Restated Certificate of Incorporation in the Board of Directors, are hereby conferred upon the Board of Directors. In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, adopt, alter, amend and repeal from time to time the Bylaws of the corporation, subject to the right of the stockholders entitled to vote with respect thereto to adopt, alter, amend and repeal Bylaws made by the Board of Directors, or to make new Bylaws; provided, however, that the Bylaws shall not be adopted, altered, amended or repealed, or new Bylaws made, by the stockholders of the corporation except by the affirmative vote of the


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holders of at least two-thirds (66 2/3%) of the votes entitled to be cast by the outstanding shares entitled to vote thereon.

     SEVENTH: Number and Term of Directors. The number of directors constituting the entire Board of Directors of the corporation shall be fixed from time to time by resolution adopted by a majority of the members of the Board, provided that such number shall be no less than six and no more than nine (plus such number of directors, if any, as may be elected from time to time pursuant to the terms of any Preferred Stock that may be issued and outstanding from time to time). The directors of corporation shall be divided into three classes ("Class I," "Class II," and "Class III"), as nearly equal in number as possible, as determined by the Board of Directors. The term of office of the Class I directors shall expire at the 2001 annual meeting of stockholders, the term of office of the Class II directors shall expire at the 2002 annual meeting of stockholders, and the term of office of the Class III directors shall expire at the 2003 annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders, commencing with the 2001 annual meeting, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after the election, with each director to hold office until his or her successor shall have been duly elected and qualified.

     Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation or the resolution or resolutions adopted by the Board of Directors applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article SEVENTH unless expressly provided by such terms.

     EIGHTH: No Stockholder Action Without a Meeting; Call of Special Meetings. Any action required or permitted to be taken by the stockholders of the corporation shall be effected at an annual or special meeting of stockholders of the corporation and may not be effected by stockholder consent without a meeting; the ability of the stockholders to consent in writing to the taking of any action is hereby specifically denied. Special meetings of stockholders of the corporation may be called by the Board of Directors pursuant to resolution adopted by a majority of the members of the Board or by the Chairman of the Board of Directors.

     NINTH: Stockholder Vote Required to Amend Certain Provisions. Notwithstanding any other provisions of this Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of at least two-thirds (66 2/3%) of the votes entitled to be cast by the outstanding shares entitled to vote thereon shall be required to amend, alter or repeal Articles SIXTH, SEVENTH, EIGHTH and NINTH of this Restated Certificate of Incorporation.


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     TENTH: Indemnification. The corporation shall indemnify any person who was, is or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that such person (i) is or was a director or officer of the corporation or (ii) while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, to the fullest extent authorized or permitted by the DGCL, as the same exists or may hereafter be amended. Such right shall be a contract right and shall include the right to be paid by the corporation expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the DGCL, as the same exists or may hereafter be amended. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the corporation within sixty (60) days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense are not permitted under the DGCL, but the burden of proving such defense shall be on the corporation.
Neither the failure of the corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by the corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible. In the event of the death of any person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of such person's heirs, executors, administrators and personal representatives. The rights conferred above shall not be exclusive of any other right which any person have or hereafter acquire under any statute, bylaw, resolution of stockholders or directors, agreement, or otherwise.

     The corporation may additionally indemnify any employee or agent of the corporation to the fullest extent permitted by law.

     As used herein, the term "proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding.

     Any amendment, modification or repeal of this Article TENTH shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the corporation existing at the time of such amendment, modification or repeal with respect to any acts or omissions occurring prior to the time of such amendment, modification or repeal.


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     ELEVENTH: Limited Liability of Directors. No director of the corporation shall be personally liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any amendment, modification or repeal of this Article ELEVENTH shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any acts or omissions occurring prior to the time of such amendment, modification or repeal.

     TWELFTH: Meetings and Corporate Records. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation.

     THIRTEENTH: Right to Amend. The corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law, and all rights herein conferred upon stockholders are granted subject to such reservation.





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     IN WITNESS WHEREOF, the corporation has caused this Restated Certificate of
Incorporation to be executed on its behalf this 8th day of November, 2000.

                                    SDS HOLDING CO.


                                    By:  /s/ Floyd W. Pickrell, Jr.
                                         ---------------------------------------
                                    Name: Floyd W. Pickrell, Jr.
                                         ---------------------------------------
                                    Title: President and Chief Executive Officer
                                          --------------------------------------




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